Exhibit 99.1

On December 18, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $559 million, as of September 30, 2013, today announced that its Board of  Directors has authorized an expansion of its common stock repurchase program from 400,000 to 600,000 shares. Under the Company’s ongoing repurchase program, which commenced in July 2005 the Company to date has repurchased approximately 307,058 shares.  The stock repurchase plan authorizes the Company to make repurchases from time to time in a program of market purchases or in privately negotiated transactions as the securities laws and market conditions permit. The market purchases will be made through a market maker in the Corporation's stock. The privately negotiated purchases will be considered on a case-by-case basis and will be made at prevailing market prices.

"The expansion of the Company’s share repurchase program reflects the Board of Directors' and management's continued commitment to delivering increased value to our shareholders" stated Brian D. Young, the Company’s President and CEO, "United’s strong balance sheet and disciplined approach to capital allocation should allow for continued investment in our business while opportunistically returning capital to our shareholders."  At September 30, 2013, the Company had 3,447,051 shares of common stock outstanding.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties, in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to United Bancshares, Inc.’s 2012 Annual Report on Form 10-K.